Exhibit 10.14

Confidential Treatment Requested by ITUS Corporation,

IRS Employer Identification No. 11-2622630

***CONFIDENTIAL TREATMENT REQUESTED***

Note: Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) Is made as of the 13th day of November, 2017 (the “Effective Date”), by and between THE WISTAR INSTITUTE OF ANATOMY AND BIOLOGY, a nonprofit corporation organized and existing under the laws of the Commonwealth of Pennsylvania located at 3601 Spruce Street, Philadelphia, PA 19104 (“Wistar”), and Certainty Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware with principal offices located at 3150 Almaden Expressway, Suite 250, San Jose, California 95118 (“Company”).

BACKGROUND

WHEREAS, Wistar owns or controls certain intellectual property as specifically described in Schedule I attached hereto and incorporated herein by reference (as further defined hereinafter, the “Licensed Patents”);

WHEREAS, Company is a majority owned corporation of ITUS Corporation, a corporation organized and existing under the laws of the State of Delaware with a principal place of business located at 3150 Almaden Expressway, Suite 250, San Jose, California 95118 (“ITUS”);

WHEREAS, Wistar and ITUS entered into an exclusive option agreement on May 18, 2017 granting ITUS a period of time in which to (i) evaluate the Licensed Patents, potential products arising therefrom and markets therefor and (ii) elect to negotiate a license with Wistar for the use of the Licensed Patents (the “Option”);

WHEREAS, in accordance with the terms and conditions set forth in the Option, Company wishes to enter into an exclusive license agreement granting to Company certain rights in and to the Licensed Patents;

WHEREAS, Company is capable of and committed to developing and commercializing products utilizing such rights;

WHEREAS, concurrent with the execution of this Agreement, Wistar will be receiving an equity interest in the Company; and

WHEREAS, Wistar is willing to grant such a license to Company, in consideration of Company’s satisfaction of its obligations hereunder, and for other good and valuable consideration as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

            Article 1 - DEFINITIONS

The following terms, as used herein, shall have the following meanings:

1.1.            “Affiliate” means, when used with reference to a Person, any Person directly or indirectly controlling, controlled by or under common control with, such Person.  For the purposes of this definition, “control” means the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of a Person, or the right to receive over fifty percent (50%) of the profits or earnings of a Person, or the ability to control the decisions of a Person.

1.2.            “Agreement” has the meaning set forth in the Preamble.

1.3.            “Anti-Corruption Laws” shall mean any anti-bribery and anti-corruption laws, rules, regulations applicable to a party under this Agreement (each as amended from time to time) including the Prevention of Corruption Act (cap.241) of Singapore, the U.S. Anti-Kickback Law, U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010 and the OECD Convention Against the Bribery of Foreign Government Officials in International Business Transactions, together with any applicable implementing legislation, including any applicable local law addressing bribery or corruption.

1.4.            “Bankruptcy Event” means, with respect to any Person, any of the following:

(i)                 such Person shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(ii)               an involuntary case or other proceeding shall be commenced against such Person seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against such Person under the federal bankruptcy laws as now or hereafter in effect; or

(iii)             a receiver or trustee shall be appointed with respect to such Person or all or substantially all of the assets of such Person.

1.5.            “Bar Date” has the meaning set forth in Section 7.1.1.

1.6.            “Calendar Quarter” means each three (3) month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1 of each year.

1.7.            “Clinical Trials” means any administration of Licensed Products to humans for the purpose of demonstrating the safety or efficacy of the Licensed Product.

1.8.            “Commercialization Plan” has the meaning set forth in Section 4.2.1.

1.9.            “Company” has the meaning set forth in the Preamble.

1.10.        “Company Confidential Information” has the meaning set forth in Section 8.1.1.

1.11.        “Company IP” has the meaning set forth in Section 9.6(iii).

1.12.        “Confidential Information” has the meaning set forth in Section 8.1.1.

1.13.        “Control” or “Controlled” means, with respect to the Licensed Technical Information, possession of the ability (whether by sole, joint or other ownership interest, license or otherwise, other than pursuant to this Agreement) to, without violating the terms of any agreement with a third party, grant a license or sublicense or provide access or other rights in, to or under such Licensed Technical Information.

1.14.         “Dilution Protection Cap” has the meaning set forth in Section 3.1.2(ii).

1.15.        “Documentation and Approvals” has the meaning set forth in Section 9.6(i).

1.16.        “EAR” or “Export Administration Regulations” has the meaning set forth in Section 4.5.2.

1.17.        “Effective Date” has the meaning set forth in the Preamble.

1.18.         “Equity Securities” has the meaning set forth in Section 1.1.3.1.2(v)

1.19.        “First Commercial Sale” means the first sale, transfer, disposition, performance, or practice for value of a Licensed Product.

1.20.        “Fully Diluted Capitalization” has the meaning set forth in Section 3.1.2(i).

1.21.        “Funding Agency Interest” has the meaning set forth in Section 2.2.2.

1.22.        “IND Filing” means the preparation and filing of a “Notice of Claimed Investigational Exemption for a New Drug” with the U.S. Food and Drug Administration (FDA), or any comparable filing in a foreign jurisdiction.

1.23.        “Indemnified Party” and “Indemnified Parties” have the meaning set forth in Section 6.3.

1.24.        “ITAR” or “International Traffic in Arms Regulations” has the meaning set forth in Section 4.5.2.

1.25.        “Liability” and “Liabilities” have the meaning set forth in Section 6.2.

1.26.        “Licensed Field” means chimeric endocrine receptor targeted therapy for any human therapeutic and diagnostic use.

1.27.        “Licensed Patents” means (i) the patent applications set forth on Schedule I hereto, (ii) all patents issuing from such applications, (iii) all continuations, continuations-in-part, additions, divisions, renewals, extensions, reexaminations and reissues of any of the foregoing, that claim the benefit of priority to the applications or patents referenced in (i) or (ii) hereof, and (iv)any patents in the Territory issuing from any applications filed after the Effective Date from which any of the patents or patent applications identified in (i), (ii), or (iii) claim priority.

1.28.        “Licensed Products” means:

(i)                 any product, the making, using, selling, offering for sale, or importing of which product would (without the license granted under this Agreement) infringe at least one pending Valid Claim (were it to have issued) or issued Valid Claim of the Licensed Patents in any country;

(ii)               any service, process or method, the performing or providing of which process or method would (without the license granted under this Agreement) infringe at least one pending Valid Claim (were it to have issued) or issued Valid Claim of the Licensed Patents in any country; and

(iii)             any product or process that is not covered by the foregoing clauses (i) or (ii), but that uses, incorporates or is made, identified, developed, optimized, characterized, selected, derived or determined to have utility, in whole or in part, by the use or modification of (a) any Licensed Patent or any technology or invention covered thereby, (b) any Licensed Technical Information, or (c) any Licensed Product covered by the foregoing clauses (i) or (ii) or (iii).

1.29.        “Licensed Technical Information” means technical information, know-how, protocols, data, techniques and other information that are not generally known laboratory techniques that pertain to the Licensed Patents and are necessary in the manufacture, sale, or use of the Licensed Products (i) made or developed by Dr. Jose Conejo-Garcia or laboratory personnel working directly under his supervision at  Wistar, (ii) owned and Controlled by Wistar, and (iii) in Wistar’s possession as of the Effective Date.  Licensed Technical Information shall exclude any of the foregoing information that is included in the written description of any of the Licensed Patents or any other patents or patent applications and shall also exclude (i) information that the Company can demonstrate by documentation: (a) was already known without restriction on use or disclosure prior to receipt of such information directly or indirectly from or on behalf of Wistar; (b) was or is independently developed without reference to or use of any of the Licensed Technical Information; (c) was or becomes generally known by the public other than by breach of this Agreement by Company, or other wrongful act of, Company; or (d) was received by Company from a third party who was not, at the time of receipt, under any obligation to Wistar or any other person to maintain the confidentiality of such information.

1.30.        “Minimum Annual Royalties” has the meaning set forth in Section 3.4.

1.31.        “Net Sales” means for each Licensed Product for any period, the gross amount actually collected by Company, its Affiliates and Sublicensees from third parties or end users for such Licensed Product including consideration in addition to cash less the following deductions: (i) customary trade, quantity and cash discounts actually allowed for Licensed Products, (ii) taxes levied on sale or transportation of Licensed Products and paid by or on behalf of Company, its Affiliates, or Sublicensees, and (iii) freight allowances, insurance and custom duties for Licensed Products.  In the case of a sale or other transfer of a Licensed Product for which Company or a Sublicensee does not bill, Net Sales shall mean the amount received by Company and Sublicensees for the sale of such Licensed Product.  If a Licensed Product is sold or otherwise transferred for consideration other than solely cash (whether or not at a discount), or if Licensed Product is billed or otherwise sold at a discounted price that is substantially lower than the customary prices charged by Company or Sublicensee, Net Sales shall mean what is actually received by the Company or Sublicensee in cash or other non-cash consideration, such non-cash consideration shall be calculated based on the fair market value of the consideration received.

1.32.        “Non-Royalty Sublicensing Income” means the fair market value of any and all consideration received by Company and its Affiliates from Sublicensees (or which Company is entitled to receive, whether or not offset against amounts payable to Sublicensee under the Sublicense) under or otherwise in connection with its Sublicenses, including license issue fees, lump sum payments and other licensing fees, option fees, milestone payments, minimum annual royalties, distribution fees, joint marketing fees, equity or other payments of any kind whatsoever, irrespective of whether such consideration is received in the form of cash, barter, credit, stock, warrants, release from debt, goods or services, licenses back, a premium on the sale of equity (i.e., payments for equity that exceed the pre-Sublicense fair market value of the equity), equity exchanges, or any other form whatsoever.  Notwithstanding the foregoing, Non-Royalty Sublicensing Income specifically excludes:  (i) royalties on Net Sales pursuant to Section 3.2; and (ii) payments made by Sublicensee as consideration for the issuance of equity or debt securities of Company at the pre-Sublicense fair market value, provided that if a Sublicensee pays more than such fair market value for equity or debt securities then the portion in excess of fair market value shall be considered Non-Royalty Sublicensing Income and (iii) payments to Company for the purposes of funding the costs of future bona fide documented research of a Licensed Product to be conducted by the Company and (iv) payments received directly for Patenting Costs. For the purposes of Non-Royalty Sublicensing Income, the term “fair market value” means the cash consideration which Company, its Affiliates or any Sublicensees would realize from an unaffiliated, unrelated buyer in an arm’s length sale of an identical item sold in the same quantity and at the same time and place of the transaction. Non-Royalty Sublicensing Income that is a percentage of milestone payments received by Company from a Sublicensee shall be available for credit against miles tone payments payable to Wistar by Company under Section 3.7.

1.33.        “OFAC” or “Office of Foreign Assets Control” has the meaning set forth in Section 4.5.2.

1.34.        “Option” has the meaning set forth in the Background.

1.35.        “Past Patenting Costs” has the meaning set forth in Section 7.1.1.

1.36.        “Patent Challenge” means any direct or indirect dispute, challenge, or assistance in the challenge of the validity, patentability, scope, construction, enforceability, non-infringement or Wistar’s ownership of any issued patent comprising the Licensed Patents or any claims thereof, or opposition or assistance in the opposition of the grant of any letters patent comprising the Licensed Patents, in any legal or, administrative proceedings, including in a court of law, before the United States Patent and Trademark Office or other agency or tribunal in any jurisdiction, or in arbitration.

1.37.        “Patent Term Extension” has the meaning set forth in Section 0.

1.38.        “Patenting Costs” means any past or ongoing costs incurred or to be incurred, including government fees and attorneys’ fees, in the course of Prosecuting the Licensed Patents.

1.39.        “Performance Milestone(s)” has the meaning set forth in Section 4.2.

1.40.        “Performance Milestone Dates” has the meaning set forth in Section 4.2.

1.41.        “Performance Milestone Extension Fee” has the meaning set forth in Section 4.3.

1.42.        “Person” or “Persons” means any corporation, partnership, joint venture or any other entity or any natural person.

1.43.        “Proposed Product” means an actual or potential Licensed Product that is for an application, product, sub-field or indication in the Licensed Field, but for which a Licensed Product is not being actively developed or commercialized by Company, its Affiliates or Sublicensees.

1.44.        “Proposed Product Election Notice” has the meaning set forth in Section 2.5.2.

1.45.        “Proposed Product Notice” has the meaning set forth in Section 2.5.1.

1.46.         “Proposed Product Sublicense” has the meaning set forth in Section 2.5.4.

1.47.        “Proposing Third Party” has the meaning set forth in Section 2.5.1.

1.48.        “Prosecution” or “Prosecuting” means preparation, filing, prosecution, issuance and maintenance of the Licensed Patents, including continuations, continuations-in-part, divisionals, extensions, re-examinations, reissues, supplemental examination, appeals, interferences, derivation proceedings, oppositions, all other proceedings before the United States Patent and Trademark Office (including the Patent Trial and Appeal Board) and foreign patent offices, and any judicial or other appeals of the foregoing.

1.49.        “Qualified Sublicensee” means a Sublicensee with (a) specific experience in the Licensed Field and (b) sufficient human and financial resources to develop and commercialize Licensed Products in the Licensed Field.

1.50.        “Regulatory Approval” means, with respect to any jurisdiction, any and all approvals (including appropriate pricing and reimbursement approvals), product and/or establishment licenses, registrations or authorizations of any appropriate regulatory agency, department, bureau or other governmental entity, necessary for marketing a Licensed Product in such jurisdiction, as applicable.

1.51.        “Royalty Term” has the meaning set forth in Section 3.3.

1.52.        “Shares” has the meaning set forth in Section 3.1.2(i).

1.53.        “Sublicense” means an agreement in which Company (i) grants or otherwise transfers any of the rights licensed to Company hereunder or other rights that are relevant to designing, developing, testing, making, using, selling, importation, exporting or distribution of Licensed Products in the Territory, (ii) agrees not to assert such rights or to sue, prevent or seek a legal remedy for the practice of same, or (iii) is under an obligation to grant, assign or transfer any such rights or non-assertion, or to forebear from granting or transferring such rights to any other entity, including by means of an option.  Agreements expressly considered Sublicenses include licenses, option agreements, “lock up” agreements, right of first refusal agreements, non-assertion agreements, covenants not to sue, distribution agreements research and development agreements or similar agreements.  For the avoidance of doubt, any Proposed Product Sublicense shall be a Sublicense as such term is used hereunder.

1.54.        “Sublicensee” means any non-Affiliate third party to which Company has granted a Sublicense.

1.55.        “Term” means the term of this Agreement, which shall commence on the Effective Date and shall remain in effect until the expiration of the Royalty Term in all countries in the Territory with respect to all Licensed Products, unless earlier terminated in accordance with the provisions of this Agreement.

1.56.        “Territory” means the world.

1.57.         “Third Party Payment(s)” has the meaning set forth in Section 3.2.2.

1.58.         “Third Party Proposed Product” has the meaning set forth in Section 2.5.1.

1.59.        “Valid Claim” means a claim of (i) a patent application included in the Licensed Patents that has been neither abandoned nor pending for more than ten (10) years or (ii) an issued Licensed Patent that has not been withdrawn, canceled or disclaimed or held invalid by a court or governmental authority of competent jurisdiction in an unappealed or unappealable decision no longer subject to discretionary review (for example, by way of writ of certiorari) or other review.

1.60.        “Wistar” has the meaning set forth in the Preamble.

1.61.        “Wistar Confidential Information” has the meaning set forth in Section 8.1.1.

1.62.        “Wistar Proposed Product” has the meaning set forth in Section 2.5.1.

1.63.        “Withholding Taxes” has the meaning set forth in Section 3.9.3.

Article 2 - GRANT OF LICENSE

2.1                       Grant of License.

2.1.1.      Subject to the terms and conditions contained in this Agreement, Wistar hereby grants to Company an exclusive, royalty-bearing, transferable (as permitted under Section 10.1), sublicensable (as permitted under Section 2.4) license under the Licensed Patents and the Licensed Technical Information (such rights are unencumbered and available for licensing), solely to develop, make, have made, use, sell, offer for sale, export, and import the Licensed Products in the Licensed Field in the Territory during the Term.

2.2                       Retained Rights.

2.2.1.      Reservation by Wistar.  Notwithstanding anything to the contrary in this Agreement, Wistar reserves the right to (i) make, use,  practice and further develop the Licensed Patents and Licensed Technical Information for non-commercial, educational and research purposes; (ii) grant to any academic, government, research or non-profit institution or organization the right to make, use and practice the Licensed Patents and Licensed Technical Information for non-commercial research and educational purposes; (iii) grant licenses under the Licensed Patents and Licensed Technical Information to any party for any field, product, service or territory other than the Licensed Products in the Licensed Field in the Territory for so long as Company has an exclusive license to the Licensed Patents and Licensed Technical Information for Licensed Products in the Licensed Field in the Territory.  Wistar’s reserved rights in research conducted pursuant to another bona fide collaborative research agreement (CRA) or similar contract between Wistar and Company shall be governed by the terms and conditions of such CRA or similar contract, as the case may be.

2.2.2.      Funding Agency Interest.  Notwithstanding anything to the contrary in this Agreement, any and all licenses and other rights granted hereunder are limited by and subject to the rights and requirements of (a) the U.S. Government under any law or agreement, including rights and requirements which may attach as a result of U.S. Government sponsorship of research in connection with which an invention covered by the Licensed Patents was conceived or first actually reduced to practice, as set forth in 35 U.S.C. §§200-212, and 37 C.F.R. Part 401, or any successor statutes or regulations, and in relevant U.S. Government research grants or contracts with Wistar, as such rights and requirements may be amended or modified by law, rule or regulation, and (b) any local, state or philanthropic funding agencies or entities in inventions funded in whole or in part under any contract, grant or similar agreement with such agency or entity (collectively, the “Funding Agency Interest”). Such rights and requirements include (i) the grant of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States Government any of the Licensed Patents throughout the world (as set forth in 35 U.S.C. §202(c)(4)), and (ii) the requirement that Licensed Products used or sold in the U.S. shall be manufactured substantially in the U.S. (as set forth in 35 U.S.C. §204).

2.3                       No Rights or Licenses by Implication.  No rights or licenses with respect to the Licensed Patents, Licensed Technical Information, or otherwise are granted or deemed granted hereunder or in connection herewith, other than those rights or licenses expressly granted in this Agreement.

2.4                       Right to Sublicense.  Company shall have the right to sublicense to any third party the rights conferred upon Company under this Agreement, subject to the following conditions:

2.4.1.      Company shall provide *** written notice to Wistar prior to the effective date of any Sublicense.

2.4.2.      ***

2.4.3.      2.4.3Any Sublicense shall be in writing, shall be consistent with all of the terms and conditions of this Agreement, and shall incorporate terms and conditions sufficient to enable Company to comply with this Agreement. Without limiting the foregoing, each Sublicense shall ***. Subject to Sections 2.4.2 and 2.4.3, Sublicensees shall be permitted to sublicense further any of their rights under any Sublicense.  Each Sublicense shall contain an agreement and acknowledgment by the Sublicensee that such Sublicense and the Sublicensee are subject to the terms and conditions of the license granted to Company under this Agreement.

2.4.4.      Notwithstanding any Sublicense, Company shall remain primarily liable to Wistar for all of Company’s duties and obligations contained in this Agreement, and any act or omission of a Sublicensee which would be a breach of this Agreement if performed by Company shall be deemed to be a breach by Company of this Agreement.

2.4.5.      ***

2.4.6.      If Company becomes subject to a Bankruptcy Event, all payments then or thereafter due and owing to Company from its Sublicensees shall thereupon, and without any notice from Wistar to any such Sublicensee, become payable directly to Wistar for the account of Company; provided, however, that Wistar shall remit to Company any amount by which such payments exceed the amounts owed by Company to Wistar.

2.4.7.      Wistar shall have the right to require any Sublicensee, as a condition for effectiveness of a Sublicense, to enter into an agreement with Wistar providing for the redirection of payments to Wistar as provided in Section 2.4.6 in the event that Company becomes subject to a Bankruptcy Event and/or acknowledging that the Sublicense is terminated in the event of any termination of this Agreement, expect as otherwise provided in Section 9.4.

2.4.8.      Company shall furnish Wistar with a fully executed copy of any Sublicense agreement within thirty (30) days after execution without redaction.

2.4.9.      Any sublicense that is not in compliance with any of the provisions of this Section 2.4 shall be void.

2.5                       Wistar or Third Party Proposed Products.

2.5.1.      ***

2.5.2.      ***

2.5.3.      ***

2.5.4.      ***

Article 3 - PAYMENTS

3.1                       Compensation.

3.1.1.      License Fee.  In partial consideration of the license granted hereunder, Company shall pay to Wistar a nonrefundable, non-creditable license fee of *** U.S. dollars ($*** USD) (the “License Fee”) due on the following schedule:

(i)                 *** U.S. dollars ($*** USD) shall be paid upon execution of this Agreement;

(ii)               *** U.S. dollars ($*** USD) shall be paid upon the one (1) year anniversary of the Effective Date of this Agreement; and

(iii)             *** U.S. dollars ($*** USD) upon the earliest to occur of (a) issuance of the first Valid Claim of a Licensed Patent, or (b) the third (3rd) anniversary of the Effective Date of this Agreement.

3.1.2.      Issuance of Shares.

(i)                 In partial consideration of the licenses granted hereunder and upon the execution hereof, Company shall issue to Wistar fifty (50) shares of its common stock (the “Shares”), par value $0.01 per share, as will cause Wistar to own five percent (5%) of the Company on a fully diluted basis as of the date hereof that includes (a) any outstanding shares, (b) all outstanding vested and unvested options to acquire shares, (c) all outstanding warrants or other rights to purchase shares (on an as-exercised basis), (d) other convertible securities (on an as-converted basis), and (such aggregate number of shares described in clauses (a) through (d) is hereafter referred to as the “Fully Diluted Capitalization”), as of the Effective Date. Company shall have obtained the proper corporate approvals to issue the shares to Wistar as of the Effective Date.

(ii)               Dilution Protection.  In partial consideration of the licenses granted hereunder, from the Effective Date through the date by which Company has cumulatively raised or expended at least *** U.S. dollars ($*** USD) (the “Dilution Protection Cap”), Company will issue to Wistar, from time to time and at no additional consideration, such additional number of shares of Company as will cause Wistar to continue to hold in the aggregate five percent (5%) of the total shares of Company on a fully diluted basis, assuming the exercise, conversion and exchange of all outstanding securities of Company for or into shares. For the avoidance of doubt, the Dilution Protection Cap specifically excludes non-cash charges incurred by Company. Within forty-five  (45) days of the end of each Fiscal Quarter of the Company’s October 31 year end Fiscal Year, Company shall provide Wistar with a report that shows total financial proceeds or direct expenditures that are to be counted toward the Dilution Protection Cap for the previous Fiscal Quarter.

(iii)             Restrictions on Transferability.  The Shares shall not be transferable in the absence of a registration under the Securities Act of 1933, as amended, or an exemption therefrom. Company shall be entitled to give stop transfer instructions to the transfer agent with respect to the Shares in order to enforce the foregoing restrictions. The Shares shall also be subject to the restrictions on transfer set forth in the Equity Documents only so long as all other holders of common stock of the Company are subject to similar restrictions.

(iv)             Restrictive Legend.  Each certificate representing the Shares shall bear substantially the following legends (in addition to any legends required under applicable securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT purposes only AND HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATIONUNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

(v)               Preemptive Rights.  If the Company has raised or expended the Dilution Protection Cap limit and the Company  proposes to sell any equity securities or securities that are convertible into equity securities of the Company (collectively, “Equity Securities”) in a financing, then Wistar and/or its Assignee (as defined below) will have the right to purchase up to that portion of the Equity Securities that equals Wistar’s then current, fully diluted percentage ownership of the Company on the same terms and conditions as are offered with respect to such Equity Securities sold in such financing, provided that upon notification to Wistar that financing is conducted with general terms, Wistar or its Assignee will have five (5) business days to determine whether it will participate in purchasing Equity Securities as permitted under this Section. For the purposes of this clause 3.1.2(v) 1.1, the term “Assignee” means (1) any entity to which Wistar’s preemptive rights have been assigned either by Wistar or another entity, or (2) any entity that is controlled by Wistar.

(vi)             Right of Participation. From the date hereof until the date on which the Dilution Protection Cap has been exceeded, upon the sale by the Company of common stock or securities convertible or exercisable into common stock for cash consideration (other than for an acquisition or strategic transaction, a “Subsequent Financing”), Wistar shall have the right to participate in up to an amount of the Subsequent Financing equal to five percent (5%) of the Subsequent Financing (the “Participation Maximum”) on the same terms, conditions and price provided for in the Subsequent Financing. The Company shall provide at least ten (10) business days’ prior notice to Wistar of a Subsequent Financing. Such notice shall include a description of the proposed terms of the Subsequent Financing and the amount of proceeds intended to be raised thereunder. If Wistar desires to participate in the Subsequent Financing, Wistar shall provide written notice to the Company by not later than 5:30 p.m. (New York City time) on the fifth (5th) business day after notice was received. Such notice shall include the amount of such Wistar’s participation, and shall represent and warrant that Wistar has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing notice.  If the Company receives no such notice from Wistar as of such fifth (5th) business day, Wistar shall be deemed to have notified the Company that it does not elect to participate  If Wistar elects to not participate in a Subsequent Financing, such election shall not waive Wistar’s Dilution Protection rights under Section 3.1.2(ii).

3.2                       Royalties.

3.2.1.      Company shall pay to Wistar a running royalty on Net Sales of all Licensed Products in accordance with the table set forth below within thirty (30) days following the last day of the Calendar Quarter in which such royalty accrues:

Royalty Percentage	for that portion of aggregate Net Sales of Licensed Products:
***	***
***	***
***	***

3.2.2.      In the event that Company, in order to exploit the licenses granted to it under this Agreement in any country, actually makes running royalty payments on net sales of a Licensed Product to one or more third parties (“Third Party Payments”) as consideration for a license to patent rights held by such parties that dominate the Licensed Patents in such country, Company shall have the right, on a country-by-country basis, to reduce the royalty payments otherwise due to Wistar under this Section 3.2 for such Licensed Product by fifty percent (50%) of the Third Party Payments actually made in the relevant reporting period; provided, however, (a) Company is entitled to offset the royalties owing to the third party on such net sales by means of an equivalent stacking provision, or one more favorable to Company than the above, (b) in no event shall the royalties due to Wistar for any Licensed Product in any country be reduced to less than fifty percent (50%) of the royalties otherwise payable under Section 3.2.1, and

(c) any Third Party Payments that are not offset during the royalty reporting period when such payments are actually made shall not be creditable against payments arising in subsequent royalty reporting periods. As used in this Section 3.2.2¸ a Licensed Patent is dominated if it cannot be practiced without infringing a valid claim of an issued patent. If Company determines that Third Party Payments are necessary, Company will notify Wistar of said determination in writing within thirty (30) calendar days of reaching said determination.

3.3                       Royalty Term.  The period during which the royalties set forth in Section 3.2.1 shall be payable, on a Licensed Product-by-Licensed Product basis, shall commence on the Effective Date and continue until the later of (i) the expiration or termination of the last to expire Valid Claim of a patent covering the making, having made, use, sale, offering for sale, exportation or importation of such Licensed Product, and (ii) the fifteenth (15th) anniversary of the First Commercial Sale of such Licensed Product (each such period, a “Royalty Term”).

3.4                       Minimum Annual Royalties.

3.4.1.      Company shall pay to Wistar as a non-refundable advance against royalties during the ensuing year, a minimum annual royalty of *** U.S. dollars ($*** USD) due on January 1st following the First Commercial Sale of the Licensed Product that is subject to the royalties set forth in Section 3.2.1 and on each January 1st thereafter (the “Minimum Annual Royalties”).

3.4.2.      Minimum Annual Royalties shall be available for credit against royalties only during the year in which such Minimum Annual Royalties are paid and shall not be available for credit in any other year.

3.5                       Non-Royalty Sublicensing Income.  Company shall pay to Wistar *** percent (***%) of Non-Royalty Sublicensing Income within thirty (30) days following the last day of the Calendar Quarter in which such Non-Royalty Sublicensing Income is paid to or received by the Company accrues in a form that can be chosen at the Wistar’s option, including the form in which Company received or was paid such Non-Royalty Sublicensing Income, provided that if Wistar elects a form other than the form in which the Company received or was paid Non-Royalty Sublicensing Income, that Wistar and the Company will share equally the cost of converting the Non-Royalty Sublicensing Income received  to the form that Wistar elects.

3.6                       Maintenance Fees.  In further consideration of the license granted to Company hereunder, Company shall pay to Wistar nonrefundable, non-creditable annual maintenance fees as follows until the date of the First Commercial Sale of a Licensed Product:

(i)                 *** U.S. dollars ($*** USD) upon the third and fourth anniversaries of the Effective Date;

(ii)               *** U.S. dollars ($*** USD) upon the fifth and sixth anniversaries of the Effective Date; and

(iii)             *** U.S. dollars ($*** USD) upon the seventh anniversary of the Effective Date and on each anniversary of the Effective Date thereafter.

3.7                       Milestone Payments.

3.7.1.      Company shall pay to Wistar milestone payments in the following amounts within thirty (30) days of each of the following events:

(i)                 *** U.S. dollars ($*** USD) upon the enrollment of the first patient in a Phase I or a Phase I/II Clinical Trial by Company, its Affiliates or any Sublicensee for *** Licensed Products;

(ii)               *** U.S. dollars ($*** USD) upon the enrollment of the first patient in a Phase II Clinical Trial by Company, its Affiliates or any Sublicensee for *** Licensed Products (for the avoidance of doubt, Phase II Clinical Trials include Phase IIa and Phase IIb Clinical Trials);

(iii)             *** U.S. dollars ($*** USD) upon the enrollment of the first patient in a Phase III Clinical Trial or other pivotal Clinical Trial by Company, its Affiliates or any Sublicensee for *** Licensed Products;

(iv)             *** U.S. dollars ($*** USD) upon initial receipt by Company, its Affiliates or any Sublicensee of Regulatory Approval for *** Licensed Products;

(v)               *** U.S. dollars ($*** USD) upon the First Commercial Sale of each Licensed Product by Company, its Affiliates or any Sublicensee; and

(vi)             *** U.S. dollars ($*** USD) upon Company, its Affiliates and any Sublicensee achieving aggregate Net Sales of *** U.S. dollars ($*** USD) for Licensed Products.

3.7.2.      These milestone payments shall not be credited against or otherwise reduce royalties or other compensation provided for in this Agreement. For clarity, each time a milestone is achieved with respect to a Licensed Product, then any milestone payments with respect to earlier milestones that have not yet been paid will be due and payable together with the milestone payment for the milestone that is actually achieved. For additional clarity, milestones are due and payable on Licensed Products and on products that, upon Regulatory Approval, would become Licensed Products.

3.8                       Reports.  Company shall deliver to Wistar within thirty (30) days after the end of each Calendar Quarter, a complete and accurate report for that Calendar Quarter in the form specified in Schedule IIattached hereto, certified by a senior financial officer of Company.

3.9                       Payments.  All dollar amounts referred to in this Agreement are expressed in United States dollars.  Liability for royalties on Licensed Products manufactured by Company, its Affiliates or any Sublicensee shall accrue when a Licensed Product is sold, used or otherwise disposed of; provided that, if a partial payment is made, a royalty shall accrue pro rata to such partial payment.  Any payments not paid to Wistar when due hereunder shall accrue interest from the due date until paid at a rate equal to the lesser of six percent (6%) per annum or the maximum interest rate allowed by applicable law, whichever is greater. Notwithstanding the foregoing, Wistar shall be entitled to treat any such late payment as a material breach of this Agreement, notwithstanding the payment of interest.

3.9.1.      All payments due hereunder shall be payable in U.S. dollars by a check made payable to the order of “The Wistar Institute of Anatomy and Biology” and drawn on a U.S. bank, or by wire transfer (ACH), and sent to the following:

For Payment By ACH/Wire:	For Payment By Check (Mail To):
***	***

3.9.2.      Currency.  Where it is necessary to convert the amount of royalties due from another currency into U.S. dollars, conversion shall be made using one of the following rates as published or issued on the last business day of the Calendar Quarter in which such royalties have accrued:

(i)                 the spot rate or the mean of the buy and sell spot rates, if no single rate is published, as published by “The Wall Street Journal;” or

(ii)               at the currency conversion rate published or issued at the close of business by a third party selected by Company, provided that Company has obtained Wistar’s prior written consent to use such third party rate for calculation of royalties due to Wistar.

3.9.3.      Fees and Taxes.  All payments under this Agreement shall be made without any deduction or withholding for or on account of any tax, except as expressly permitted in this Agreement.  If any income or other taxes, withholdings or other deductions required by applicable law to be withheld or deducted from any of the payments made by or on behalf of Company hereunder (“Withholding Taxes”) are imposed on a payment by any applicable law, Company shall pay such Withholding Taxes to the proper taxing authority and, if available, evidence of such payment shall be secured and sent to Wistar within one (1) month of such payment.  In the case of any Withholding Taxes imposed with respect to any payment hereunder, Company shall pay to Wistar an additional amount as is necessary to ensure that the amount actually received by Wistar with respect to such payment, free and clear of the Withholding Taxes (including any such Withholding Taxes imposed on such additional amount), shall equal the amount of the payment that would have been made if no such Withholding Taxes had applied.

3.10                   Records.  Company shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate books and records of all Licensed Products sold which enable the royalties and other amounts payable hereunder to be verified.  Upon reasonable prior notice to Company, its Affiliates or any Sublicensee and during normal business hours, an auditor paid for and selected by Wistar may inspect such books and records of Company, its Affiliates and Sublicensees for the three (3) year period immediately preceding the date of inspection to verify the correctness of the reports given to Wistar under Section 3.8.  If Wistar’s auditor determines that Company, its Affiliate or any Sublicensee has underpaid royalties and other amounts payable by ten percent (10%) or more, Company shall pay the costs and expenses of the audit and the right of inspection shall extend to books and records for periods prior to such three (3) year period.  Nothing contained in this Section 3.10 shall shorten the period established by any applicable statute of limitations.

Article 4 - CERTAIN OBLIGATIONS OF COMPANY

4.1                       Diligent Efforts.  Company, acting itself and/or through its Sublicensees, (i) shall use best efforts to develop Licensed Products and to bring Licensed Products to market through a thorough, vigorous and diligent program for exploitation of the Licensed Patents and Licensed Technical Information and to continue active, diligent marketing efforts for Licensed Products throughout the Term, consistent with sound and reasonable business practices, and (ii) shall endeavor to keep Licensed Products reasonably available to the public.

4.2                       Performance Milestones.  In addition to Company’s diligence obligations in Section 4.1, Company, acting itself and/or through its Sublicensees, shall perform or fulfill the following obligations (the “Performance Milestone(s)”) by the dates set forth below (the “Performance Milestone Date(s)”):

4.2.1.      Within forty-five (45) days after the Effective Date, Company shall furnish Wistar with a written research and development plan describing the major tasks to be achieved in order to complete preclinical testing necessary to support clinical testing of Licensed Products, a timeline for achievement of such tasks, and an estimate of the number of staff and financial and other resources to be devoted to such preclinical testing, which for the avoidance of doubt, is the Company’s preclinical testing plan with the H. Lee Moffitt  Cancer Center and Research Institute, Inc.(“Commercialization Plan”);

4.2.2.      ***;

4.2.3.      ***;

4.2.4.      ***; and

4.2.5.      ***.

4.3                       Diligence Failure.  ***

4.4                       Diligence Reports.

4.4.1.      Company shall provide Wistar on December 1 of each year with written reports, setting forth in such detail as Wistar may reasonably request, the progress of the development, evaluation, testing and commercialization of the Licensed Products, including information on (i) the progress of matters related to Regulatory Approvals and (ii) progress made toward the objectives set forth in the Commercialization Plan, including any progress of securing Sublicenses and any progress of Sublicensees developing Licensed Products.  Company also shall notify Wistar within thirty (30) days after the First Commercial Sale of a Licensed Product by Company, its Affiliates or any Sublicensee.

4.4.2.      In order that Wistar may provide the United States Department of Health and Human Services with information required under the Funding Agency Interest, Company shall, at its cost, prepare and provide written annual reports to Wistar containing sufficient information to enable the Department of Health and Human Services to evaluate Company’s progress in the development of Licensed Products, but shall not contain information considered proprietary or confidential by Company.  Such reports shall be provided no later than January 1st of each year.

4.5                       Compliance with Laws.

4.5.1.      Company shall (a) comply with all applicable laws, rules and regulations pertaining to the development, testing, manufacture, marketing, import or export of the Licensed Products; and (b) not employ, contract with or retain any Person directly or indirectly if such Person is: (i) excluded from a Federal health care program as outlined in Sections 1128 and 1156 of the Social Security Act (see the Office of Inspector General of the Department of Health and Human Services List of Excluded Individuals/Entities at http://www.oig.hhs.gov/fraud/exclusions/exclusions_list.asp), (ii) debarred by any Health Authority, including (but not limited to) by the FDA under 21 U.S.C. 335a (see the FDA Office of Regulatory Affairs Debarment List at http://www.fda.gov/ICECI/EnforcementActions/FDADebarmentList/default.htm), or (iii) excluded from contracting with the federal government (see the Excluded Parties Listing System at www.sam.gov).

4.5.2.      Without limiting Section 4.5.1, Company acknowledges that the transfer and use by foreign nationals of certain commodities and technical data is subject to U.S. laws and regulations controlling the export and use by foreign nationals of such commodities and technical data, including the Arms Export Control Act, the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations (“EAR”) and the laws and regulations implemented by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”).  These laws and regulations, among other things, prohibit or require a license for the export or use by foreign nationals of certain types of technical data to specified countries.  Company shall comply with all such applicable U.S. laws and regulations.

4.5.3.      Company shall be solely responsible for any violation of the provisions of this Section 4.4 by Company, its Affiliates or any Sublicensees.

4.5.4.      Each party hereunder agrees that it has not and will not, either directly or indirectly, engage in bribery, or offer, or promise, or authorize to pay or make any improper payment of any monies or financial or other advantage, including cash, loan, gift, travel, entertainment, hospitality, facilitation payment, kickback, political or philanthropic contribution, anything of value, or any other perceived benefit to improperly obtain or retain a business advantage in violation of any Anti-Corruption Laws and further, each party hereunder agrees that it shall not take any action that would cause the other parties to be in violation of such Anti-Corruption Laws.  Any adjudicated breach of this Section 4.5.4 by a party shall allow the other parties hereunder to immediately terminate this Agreement.

4.5.5.      To the extent required by the Funding Agency Interest, all Licensed Products to be used or sold in the United States shall be manufactured substantially in the United States, and Company shall take such actions as are necessary to assure that it and its Affiliates and Sublicensees comply with the obligations imposed by this Section4.54.5.

4.6                       Conflict of Interest.  Company acknowledges that Wistar’s employees and staff members are subject to the applicable policies of Wistar, including policies regarding conflicts of interest, intellectual property and other matters.  Company shall not enter into any oral or written agreement with such employee or staff member which conflicts with any such policy.

4.7                       Patent Notices.  Company shall mark the Licensed Products sold in the United States with all applicable patent numbers.  All Licensed Products shipped to and/or sold in other countries shall be marked and labeled in such a manner as to conform with all applicable laws of the country where the Licensed Products are sold.

4.8                       Regulatory Approvals.  Company shall be responsible for obtaining and maintaining, at its cost and expense, all Regulatory Approvals.

4.9                       Information Rights. The Company shall furnish the following reports to Wistar during the term of this Agreement: (1) Within ninety (90) days of the Company’s fiscal year end, the Company shall provide to Wistar an unaudited balance sheet and statement of operations for such fiscal year; and (2) within forty-five (45) days following the end of the Company’s first, second and third fiscal quarters, the Company shall provide to Wistar an unaudited balance sheet and statement of operations for such fiscal quarter.  The reports provided by the Company to Wistar shall be in such form as determined in the sole discretion of the Company and shall be consistent with the reports that ITUS prepares for each of ITUS’ consolidated subsidiaries when preparing ITUS’ annual and quarterly financial statements.

4.10                   Stockholders’ Agreement. If at any time, the Company enters into a stockholder’s agreement affording rights to a stockholder of the Company, Wistar shall have the option to become a party to such agreement.

Article 5 - REPRESENTATIONS AND WARRANTIES

5.1                       Representations and Warranties.

5.1.1.      Company represents and warrants that it is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute, deliver and perform this Agreement; and Wistar represents and warrants that it is a nonprofit corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all requisite corporate power and authority to execute, deliver and perform this Agreement.

5.1.2.      In addition, Company represents and warrants to Wistar (a) that the issuance and delivery to Wistar of the Shares have been duly authorized by all requisite corporate action of Company and Company has full corporate power and lawful authority to issue and deliver the Shares on the terms and conditions contemplated herein, and when so issued and delivered, the Shares shall be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to preemptive or any similar rights of the stockholders of Company or any liens or encumbrances arising through Company; and (b) that (i) the authorized capital stock of Company consists of  5,000  shares of common stock, of which 950 are issued and outstanding, (ii) there are no outstanding options, warrants, rights (including conversion or preemptive rights), or agreements for the purchase or acquisitions from the Company of any shares of Company’s capital stock, (iii) no officer, director or stockholder of the Company or member of his or her immediate family are currently a party to any contract or arrangement (or has any interest in any entity that is a party to any contract or arrangement) with the Company (other than customary employment and equity investment agreements) or is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of such individuals, and (iv) the Company has no liability or obligation, absolute or contingent (individually or in the aggregate), except obligations and liabilities incurred in the ordinary course of business, none of which, individually or in the aggregate, are material.

5.1.3.      Company and Wistar each represent and warrant to the other that this Agreement, when executed and delivered by a party to this Agreement, shall be the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

5.1.4.      Wistar  Representations and Warranties. Wistar represents and warrants that, to its knowledge   (a)  it is the sole and exclusive legal and beneficial owner of the entire right, title, and interest in and to the Licensed Patents, and is the record owner of all patent applications and issued patents that are Licensed Patents; (b) it has not granted any licenses or other contingent or non-contingent right, title, or interest under or relating to Licensed Patents, and is not under any obligation, that conflicts with this Agreement, including any of its  representations, warranties, or obligations, or Company’s rights or licenses hereunder;  (c) there are no encumbrances, liens, or security interests involving any Licensed Patent;

(d)   there is no settled, pending, or threatened litigation alleging the unpatentability, invalidity, misuse, unregisterability, unenforceability, or noninfringement of, or error in any Licensed Patent challenging Wistar's ownership of, or right to practice or license, any Licensed Patent, or alleging any adverse right, title, or interest with respect thereto; and (e)it  has no knowledge of any factual, legal, or other reasonable basis for any litigation described  in this Section and has not received any written, oral, or other notice of any litigation described in this Section.  This paragraph expressly does not make any representations and warranties regarding any allegations as to patentability made in unrebutted communications from any patent office as of the Effective Date of this Agreement.  Wistar has not brought or threatened any claim against any third party alleging infringement of any Licensed Patent, nor, to its knowledge, is any third party infringing or, to its knowledge, preparing or threatening to infringe any patent, or practicing any claim of any patent application, included as a Licensed Patent.

Article 6 - LIMITATION ON LIABILITY AND INDEMNIFICATION

6.1                       Limitation on Liability.  IN NO EVENT SHALL WISTAR, ITS CURRENT AND FORMER TRUSTEES, MANAGERS, OFFICERS, AGENTS, EMPLOYEES, FACULTY, PERSONNEL, STAFF, STUDENTS OR VISITING SCIENTISTS BE LIABLE TO COMPANY, ITS SUCCESSORS, ASSIGNS, AFFILIATES, SUBLICENSEES OR THIRD PARTY FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, INTERRUPTION OF BUSINESS, OR FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, WHETHER UNDER THIS AGREEMENT OR OTHERWISE, EVEN IF SUCH PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS. WISTAR SHALL NOT BE LIABLE TO COMPANY, ITS SUCCESSORS, ASSIGNS, AFFILIATES, SUBLICENSEES OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM ON ACCOUNT OF, OR ARISING FROM, THE USE OF THE LICENSED PATENTS OR LICENSED TECHNICAL INFORMATION OR THE MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS OR ANY OTHER MATERIAL OR ITEM DERIVED FROM ANY OF THE FOREGOING.

6.2                       Exclusion of Consequential and Other Direct Damages.  To the fullest extent permitted by Law, Company shall not be liable to Wistar for any injury to or loss of goodwill, reputation, business production, revenues, profits, anticipated profits, contracts, or opportunities (irrespective of how these are classified as damages), or for any consequential, incidental, indirect, exemplary, special, punitive, or enhanced damages, whether arising out of breach of contract, tort (including negligence), or otherwise (including the entry into, performance or breach of this Agreement), regardless of whether such damage was foreseeable and whether or not the other party has been advised of the possibility of such damages..  Exclusion of Consequential and Other Direct Damages. To the fullest extent permitted by Law, Company shall not be liable to Wistar for any injury to or loss of goodwill, reputation, business production, revenues, profits, anticipated profits, contracts, or opportunities (irrespective of how these are classified as damages), or for any consequential, incidental, indirect, exemplary, special, punitive, or enhanced damages, whether arising out of breach of contract, tort (including negligence), or otherwise (including the entry into, performance or breach of this Agreement), regardless of whether such damage was foreseeable and whether or not the other party has been advised of the possibility of such damages.

OTHER THAN AS SET FORTH IN SETION 5.1.4, THE LICENSED PATENTS AND LICENSED TECHNICAL INFORMATION ARE PROVIDED ON AN “AS IS” BASIS AND WISTAR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED PATENTS, LICENSED TECHNICAL INFORMATION OR ANY LICENSED PRODUCTS INCLUDING REPRESENTATIONS OR WARRANTIES OF COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, VALIDITY OR ENFORCEABILITY OF THE LICENSED PATENTS, OR THAT THE USE OF THE LICENSED PATENTS, LICENSED TECHNICAL INFORMATION, LICENSED PRODUCTS OR ANY MATERIALS OR ITEMS DERIVED FROM ANY OF THE FOREGOING WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS.  WISTAR EXPRESSLY DISCLAIMS ANY WARRANTY THAT THE LICENSED PATENTS OR LICENSED TECHNICAL INFORMATION ARE FREE FROM THE RIGHTFUL CLAIMS OF ANY THIRD PARTY.

6.3                       Indemnification.  Company shall indemnify and hold harmless Wistar, its current and former trustees, managers, officers, agents, employees, faculty, personnel, staff, students and visiting scientists (collectively and individually, the “Indemnified Parties” or “Indemnified Party”), from and against any and all liability, loss, damage, action, claim or expense (including attorney’s fees) suffered or incurred by the Indemnified Parties due to claims by a Person not a party to this Agreement (individually, a “Liability” and collectively, the “Liabilities”) which result from or arise out of (a) this Agreement, the license granted hereunder and any Sublicense granted pursuant to this Agreement, (b) the development, use, manufacture, promotion, sale or other disposition of the Licensed Patents, Licensed Technical Information, or any Licensed Products by Company, its Affiliates, assignees, Sublicensees, vendors or other third parties, (c) the breach of any representation, warranty, or covenant of this Agreement by Company, or of a Sublicense by any Sublicensee, or (d) the successful enforcement by an Indemnified Party of its rights under this Section 6.2.  Wistar shall indemnify and hold harmless Company from and against any and all liability, loss, damage, action, claim or expense (including attorney’s fees) suffered or incurred by the Indemnified Parties due to the breach of any representation, warranty, or covenant of this Agreement by Wistar.  This indemnification obligation shall apply regardless of the negligence of the Indemnified Party. Without limiting the foregoing, Company shall indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from

6.3.1.      any product liability or other claim of any kind related to the use of a Licensed Product manufactured, sold or otherwise disposed of by Company, its assignees, Affiliates, and Sublicensees, vendors or other third parties;

6.3.2.      any claim that the Licensed Patents, Licensed Technical Information or the design, composition, manufacture, use, sale or other disposition of any Licensed Product infringes or violates any patent, copyright, trademark or other intellectual property rights of any third party; or

6.3.3.      Clinical Trials or studies conducted by or on behalf of Company, its Affiliate or any Sublicensee relating to the Licensed Products, including any claim by or on behalf of a human subject of any such Clinical Trial or study, any claim arising from the procedures specified in any protocol used in any such Clinical Trial or study, any claim of deviation, authorized or unauthorized, from the protocols of any such Clinical Trial or study, and any claim resulting from or arising out of the manufacture or quality control by a third party of any substance administered in any Clinical Trial or study.

6.4                       Procedures.  The Indemnified Party shall promptly notify Company of any claim or action giving rise to a Liability subject to the provisions of Section ?6.2.  Company shall have the right to defend any such claim or action, at its cost and expense, with counsel reasonably satisfactory to Wistar.  Company shall not settle or compromise any such claim or action in a manner that (i) imposes any restrictions or obligations on any Indemnified Party without such Indemnified Party’s prior written consent, or (ii) grants any rights to the Licensed Patents without Wistar’s prior written consent.  If Company fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, Wistar may assume the defense of such claim or action for the account and at the risk of Company, and any Liability related thereto shall be conclusively deemed a Liability of Company.  Company shall pay promptly to the Indemnified Party any Liabilities to which the foregoing indemnity related, as incurred.  The indemnification rights of the Indemnified Parties contained herein are in addition to all other rights which such Indemnified Parties may have at law or in equity or otherwise.

6.5                       Insurance.  Company shall maintain general liability and product liability insurance as follows:

6.5.1.      beginning with the Effective Date and for ten (10) years after the date of expiration or termination of this Agreement, general liability insurance in amounts not less than one million U.S. dollars ($1,000,000 USD) per incident and two million U.S. dollars  ($2,000,000 USD) in the aggregate; and

6.5.2.      beginning with the commencement of Clinical Trials and for ten (10) years after the date of expiration or termination of this Agreement, product liability insurance in amounts not less than ten million U.S. dollars ($10,000,000 USD) per incident and ten million dollars U.S. ($10,000,000 USD) in the aggregate.

6.5.3.      Such insurance shall be issued by an insurance company rated AA or better and naming Wistar as an additional insured.  The minimum insurance amounts specified herein shall not be deemed a limitation on Company’s indemnification liability under this Agreement.  Company shall provide Wistar with copies of endorsements to such policies.  Company shall notify Wistar at least thirty (30) days prior to cancellation of any such coverage.  To the extent Company is awarded a business interruption insurance award which provides for lost profits, Company shall pay to Wistar reasonable royalties for the period of the award which payment shall be based upon projections of Net Sales of Licensed Products and the history of royalties paid hereunder for such Net Sales.

6.5.4.      Company shall require any Sublicensee to maintain insurance under the same terms as set forth in Sections 6.4.16.4.16.5.1 and 6.4.26.4.2 above, including naming Wistar as an additional insured.

Article 7 - PATENTS AND INFRINGEMENT

7.1                       Prosecution of Patents.

7.1.1.      Subject to Section 7.1 and its subsections, Wistar shall have the exclusive responsibility and control over the Prosecution of the Licensed Patents.  Upon execution of this Agreement, Company shall reimburse Wistar for Patenting Costs incurred by Wistar prior to the Effective Date and not previously reimbursed by ITUS or Company under the Option (“Past Patenting Costs”).  With respect to any Patenting Costs incurred by or on behalf of Wistar after the Effective Date, Company shall remit payment of such Patenting Costs within thirty (30) days after Company receives invoices for same.  Notwithstanding the foregoing, at least sixty (60) days before a particular action is required for the protection of certain rights comprising the Licensed Patents (the “Bar Date”), Wistar shall have the right to request advance payment of reasonable estimated Patenting Costs for such action if such estimated Patenting Costs are at least twenty thousand U.S. dollars  ($20,000 USD), and Company shall be obligated to pay the amount of such estimated Patenting Costs no less than thirty (30) days before the Bar Date.  So long as Wistar’s request is timely made, Wistar shall have no obligation to take or have taken such action, and no liability for failing to take such action, to protect the Licensed Patents at issue, unless the estimated Patenting Costs are timely paid by Company, even if the result is the irrevocable loss of rights.

7.1.2.      For each patent application and patent under the Licensed Patents, Wistar shall:  prepare, file, and prosecute such patent application: maintain such patent; pay all fees and expenses associated with its activities pursuant to Section 7.1; keep Company currently informed of the filing and progress of all material aspects of the prosecution of such patent application and the issuance of patents from any such patent application; consult with Company concerning any decisions which could affect the scope or enforcement of any issued claims or the potential abandonment of such patent application or patent; and notify Company in writing of any additions, deletions, or changes in the status of such patent or patent application.

7.1.3.      Company and Wistar shall mutually determine the jurisdictions, other than the United States, where the Licensed Patents shall be Prosecuted.  If Company declines to pay for Patenting Costs in any jurisdiction, Wistar may do so at its cost and expense but such patents and the subject matter of any application relating thereto shall be excluded from the definition of Licensed Patents.

7.1.4.      If Wistar elects not to Prosecute any patent or patent application included in the Licensed Patents, it shall notify Company at least sixty (60) days prior to taking, or not taking, any action which would result in abandonment, withdrawal, or lapse of such patent or patent application. Such patent application or patent shall no longer be a Licensed Patent and Company shall not have any further royalty or other payment obligation for such patent application or patent. Company shall then have the right to Prosecute such patent or patent application at its own cost and expense in Wistar’s name.

7.1.5.      Each party shall cooperate with the other party to execute all lawful papers and instruments and to make all rightful oaths and declarations as may be necessary in the Prosecution of all such patents and other applications and protections referred to in this Article 7.

7.1.6.      All non-public information exchanged between the parties or between Wistar’s patent counsel and Company regarding Prosecution and enforcement of the Licensed Patents, and all shared information regarding analyses or opinions of third party intellectual property, shall be deemed Confidential Information. In addition, the parties acknowledge and agree that, with regard to Prosecution and enforcement of the Licensed Patents, the interests of the parties as licensor and licensee are to obtain the strongest patent prosecution possible, and as such, are aligned and are legal in nature. The parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Licensed Patents or the Confidential Information, including privilege under the common interest doctrine and similar or related doctrines.

7.2                       Ownership.  Wistar shall retain all right, title and interest in and to the Licensed Patents, Wistar Confidential Information and Licensed Technical Information regardless of which party Prosecutes the patents, subject to the express license granted to Company under Article 2 hereof.

7.3                       Infringement.

7.3.1.      Each party shall promptly notify the other party in writing of any infringement or possible infringement of any Licensed Patent in the Licensed Field.  Company shall have the first right, but not the obligation, to prosecute such infringement in the Licensed Field at its own expense.  Company shall use the same degree of diligence in prosecuting such infringement as it uses or would use in prosecuting infringement of its own patent rights.  In the event Company elects to prosecute such infringement, Wistar shall cooperate with Company, at Company’s reasonable request and Company’s sole expense, in any such infringement action. Company shall reimburse Wistar for any such expense within thirty (30) days after Company’s receipt of invoice for the same.

Company shall keep Wistar informed of the status and progress of any action brought under this Section 7.3 and Company shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on Wistar or grants any rights to the Licensed Patents, Wistar Confidential Information or Licensed Technical Information without Wistar’s prior written consent.  Prior to commencing any such infringement action, Company shall consult with Wistar and shall consider the views of Wistar regarding the advisability of the proposed action and its effect on the public interest.  If Company exercises its right to bring an infringement action against the alleged infringer, Company shall be obligated to defend any cross claim or counterclaim or action for declaratory judgment related to the Licensed Patents or Licensed Product.

7.3.2.      If Company fails to prosecute such infringement within ninety (90) days after receiving notice thereof, Wistar shall have the right, but not the obligation, to prosecute such infringement at its own expense.  In such event, Company shall cooperate with Wistar, at Company’s sole expense.  Wistar shall not settle or compromise any such suit in a manner that imposes any limitations or restrictions on the rights granted to Company in Article 2 hereof without Company’s written consent.  In any such settlement or compromise, consideration will be given in good faith to granting the infringer a Sublicense under the Licensed Patents in the Licensed Field on appropriate terms.

7.3.3.      Any recovery obtained by the prosecuting party as a result of such proceeding, by settlement or otherwise, shall be applied first to the prosecuting party, an amount equal to its costs and expenses of the litigation, with the remainder to be paid fifty percent (50%) to Wistar and fifty percent (50%) to Company.

7.4                       Certain Notices.  Company shall notify Wistar at least sixty (60) days before Company uses or exports the Licensed Patents or any Licensed Product in or to any country outside the United States to allow Wistar to make any patent filings or to take other actions necessary to protect the Licensed Patents.

7.4.1.      Patent Term Extension Obligations.  Company shall keep Wistar fully informed of Company’s and each Sublicensee’s progress toward Regulatory Approval for commercial sale of each Licensed Product with respect to each Licensed Patent hereunder.  Company shall assist Wistar in determining with respect to such Licensed Products if the Licensed Patents would be eligible for patent term extension pursuant to 35 U.S.C. §§156, and, as appropriate, applicable foreign patent laws (a “Patent Term Extension”).  Company acknowledges that time is of the essence with respect to submission of any application for Patent Term Extension.  Company shall give Wistar prompt oral notification when each of its or its Sublicensee’s Licensed Products with respect to each Licensed Patent have received permission (under the provision of law under which the applicable regulatory review occurred) for commercial marketing or use, and shall confirm such notification in writing within five (5) business days of receipt of written notice of marketing approval from the regulatory agency. Wistar shall consider in good faith any request by Company that it or they apply for Patent Term Extension.  Wistar shall have the right, but not the obligation, to apply for Patent Term Extension.

At Wistar’s request, Company shall, in a timely manner, assist Wistar in preparing an application for Patent Term Extension in compliance with 35 U.S.C. §156 et seq., and, as appropriate, any applicable foreign patent laws.  Company and its Sublicensees shall cooperate fully with Wistar in preparing the applications for Patent Term Extension. Company agrees to join in such applications at Wistar’s request.  Company shall fully support such applications and shall provide such information as may be requested in support of such applications by Wistar or by the government.

7.5                       Licensed Patent Challenges.  In the event that Company or a Sublicensee or any of their Affiliates directly or indirectly brings, or assists in bringing, a Patent Challenge, then (i) Company shall provide Wistar with at least sixty (60) days’ notice prior to taking any such action, (ii) the parties consent that Section 10.9 shall apply; (iii) Company shall pay all costs, fees and expenses associated with such Patent Challenge that are incurred by Wistar and its trustees, managers, officers, agents, employees, faculty, affiliated investigators, personnel, and staff, including attorneys’ fees and all costs associated with administrative, judicial or other proceedings, within thirty (30) days after receiving an invoice from Wistar for same; (iv) the exclusive licenses granted in this Agreement shall, as of the date of initiation of said challenge or opposition, automatically convert to a non-exclusive license for the remainder of the Term, and Wistar shall have the right to grant licenses under the Licensed Patents to third parties, subject to the then-existing non-exclusive license provided herein; (v) any fees, royalties, milestones or revenues payable to Wistar hereunder shall double in amount if and when any Licensed Patent survives the Patent Challenge such that it remains valid in whole or in part; and (vi) at any time after the Patent Challenge is brought, Wistar may, at its option, terminate this Agreement according to Section 9.2; provided that if any of subsections (i) through (vi) are held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any of the other said subsections.  Notwithstanding any provision of this Agreement to the contrary, Company shall not have the right to assume or participate in the defense, settlement or other disposition of such Patent Challenge through its status as a licensee under this Agreement, but shall pay associated costs, fees and expenses as provided in Section 7.5(iii).  The parties agree any challenge or opposition to a Licensed Patent by Company may be detrimental to Wistar, and that the above provisions shall constitute reasonable liquidated damages to reasonably compensate Wistar for any loss it may incur as a result of Company taking such action.

Article 8 - CONFIDENTIALITY

8.1                       Confidentiality.

8.1.1.      “Wistar Confidential Information” means (i) the Licensed Technical Information; (ii) any information provided to Company in connection with Prosecution under this Agreement, and (iii) any information or material that is sent to Company by Wistar prior to or after the Effective Date of this Agreement and marked “Confidential” or when the confidential nature of such information or material is apparent from context and subject matter.  “Company Confidential Information” means (a) the Commercialization Plan, and (b) any reports prepared by Company and provided to Wistar pursuant to Sections  3.8, 4.4.1 and 4.9. The terms of this Agreement but not the existence of this Agreement, constitute the Confidential Information of both parties hereunder. “Confidential Information” means the Wistar Confidential Information and Company Confidential Information, as applicable.

8.1.2.      For the Term of this Agreement and a period of five (5) years thereafter, (a) Company shall maintain in confidence and shall not disclose to any third party any Wistar Confidential Information, and (b) Wistar shall maintain in confidence and shall not disclose to any third party any Company Confidential Information.  Each party shall take all reasonable steps to protect the Confidential Information of the other party with the same degree of care used to protect its own confidential or proprietary information.  Neither party shall use the Confidential Information of the other party for any purpose other than those contemplated by this Agreement. The foregoing obligations under this Section 8.1.2 shall not apply to:

(i)                 information that is known to the receiving party or independently developed by the receiving party prior to the time of disclosure without use of or reference to the other party’s Confidential Information, in each case, to the extent evidenced by written records promptly disclosed to the furnishing party upon receipt of such Confidential Information;

(ii)               information disclosed to the receiving party by a third party that has a right to make such disclosure;

(iii)             information that becomes patented, published or otherwise part of the public domain as a result of acts by the furnishing party or a third party obtaining such information as a matter of right; or

(iv)             information that is required to be disclosed by order of the FDA or similar authority or a court of competent jurisdiction or other government authority or agency; provided that the parties shall use their best efforts to obtain confidential treatment of such information by the agency, authority, or court.

8.1.3.      Wistar shall not be obligated to accept, and assumes no institutional liability or responsibility for, Company Confidential Information that Company furnishes to any employee of Wistar other than its business or legal officers as provided in this Agreement.  If Company desires to furnish any Company Confidential Information to other employees of Wistar, Company shall so inform Wistar and Wistar shall decide whether such individual may receive some or all such Company Confidential Information and, if so, whether such individual shall sign a separate confidentiality agreement to govern the use and disclosure of such information.

8.2                       Publication.  Company acknowledges that a basic objective of the research and development activities of Wistar is the generation of new knowledge and its expeditious dissemination.  To further that objective, Wistar retains the right, at its discretion, to demonstrate, publish or publicize a description of the Licensed Patents and Licensed Technical Information and any results of research conducted by Wistar with or relating to the Licensed Patents or Licensed Technical Information.

8.3                       Use of Name; Publicity.  Company  or ITUS shall not directly or indirectly use Wistar’s name, or the name of any current or former trustee, manager, officer, agent, employee, faculty, affiliated investigator, personnel or staff thereof, without Wistar’s prior written consent. Subject to Section 8.1, neither party shall issue any press release or other public statements related to this Agreement without the prior written consent of an authorized representative of the other party as to each such use; provided that, the parties and ITUS may make the factual statement that Company has an exclusive license from Wistar under one or more of the patents or patent applications comprising the Licensed Patents,  and may discuss the terms of this License, intellectual property rights licensed under this license, payments made under this License, and regulatory status of any Licensed Products sold or for which regulatory approval is being sought to sell under this License, in filings of the Company or ITUS made with the Securities Exchange Commission (SEC) and in investor or road show presentations or on the Company’s or ITUS’s website.  Company will provide Wistar with any proposed SEC filings that are required to be provided for review at least 24 hours prior to filing or disclosure.  Company or ITUS will consider in good faith any requests of Wistar to redact information from the proposed filings, and Company or ITUS will be permitted to make its filings if otherwise in compliance with this Agreement upon expiration of the 24 hour notice period.  For the avoidance of doubt, Company or ITUS need not provide to Wistar any information that has previously been disclosed.

Article 9 - TERM AND TERMINATION

9.1                       Term.  This Agreement shall remain in effect until the expiration of the Term unless earlier terminated as provided hereunder.

9.2                       Termination by Wistar.  Upon the occurrence of any of the events set forth below, Wistar shall have the right to terminate this Agreement by giving written notice of termination, such termination to be effective with the giving of such notice, except that in the case of (iv), below, such termination shall occur automatically and without the necessity of notice by Wistar:

(i)                 Company fails to pay any amount payable to Wistar within sixty (60) days after such amount becomes due;

(ii)               Company fails to pay the Patenting Costs as required by Section 7.1.1 within sixty (60) days after such amount becomes due;

(iii)             material breach by Company of any covenant or agreement (other than a breach referred to in clause (i) above) or any representation or warranty contained in this Agreement that is continuing sixty (60) days after Wistar gives Company written notice of such breach; notwithstanding the foregoing, if Company violates the laws, regulations or other legal authority in any jurisdiction relating to the development, use, storage, or marketing of the Licensed Products in a way that Wistar deems in its reasonable judgment to constitute a public safety or health hazard, Wistar may immediately terminate the license hereunder;

(iv)             Company becomes subject to a Bankruptcy Event;

(v)               the dissolution or cessation of operations by Company;

(vi)             Company or any of its Affiliates or Sublicensees bring a Patent Challenge against Wistar, or assists others in bringing a Patent Challenge against Wistar (except as required under a court order or subpoena); or

(vii)           Company fails to perform or fulfill its diligence obligations or any Performance Milestone in accordance with the requirements of Sections 4.1 or 4.2 and that failure is continuing ninety (90) days after Wistar gives Company written notice of such breach; and

(viii)         Wistar’s right of termination in this Section 9.2 shall be in addition and without prejudice to, and shall not constitute a waiver of, any right of Wistar for recovery of any monies then due to it hereunder or any other right or remedy Wistar may have at law, in equity or under this Agreement.

9.3                       Termination by Company.

9.3.1.      Company may terminate this Agreement upon sixty (60) days’ prior written notice to Wistar if Wistar is in material breach of this Agreement and such material breach remains uncured for sixty (60) days after Company gives Wistar written notice of such breach.

9.3.2.      In addition, if the Company is in good standing and has paid all monies due to Wistar under this Agreement, Company shall have the right to terminate this Agreement at any time after the third anniversary of this Agreement with or without cause upon ninety (90) days prior written notice to Wistar.

9.3.3.      Company’s right of termination in this Section 9.3 shall be in addition and without prejudice to, and shall not constitute a waiver of, any right or remedy Company may have at law, in equity or under this Agreement.

9.4                       Effect on Sublicenses.  Upon expiration or earlier termination of this Agreement for any reason, Company shall promptly notify its Sublicensees of such expiration or termination.  Upon notice by Wistar of its intent to terminate (or, if notice is not required, upon termination) of this Agreement, Company shall no longer have the authority to grant further Sublicenses. Any Sublicenses granted by Company under Section 2.4 of this Agreement shall terminate upon the expiration or earlier termination of this Agreement, unless Wistar, in its sole discretion, requests in writing that such Sublicense survive such expiration or termination and remain in force and effect, in which case such Sublicense shall be assigned to Wistar.

9.5                       Rights and Duties Upon Termination or Expiration.  Upon termination or expiration of this Agreement for any reason:

(i)                 all rights and licenses granted to Company under the terms of this Agreement shall terminate and nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination or expiration;

(ii)               all Confidential Information of the furnishing party shall be promptly returned or destroyed, at the furnishing party’s election;

(iii)             Company shall cease all production and sale of Licensed Products;

(iv)             final reports in accordance with Section 3.8 shall be submitted to Wistar; and

(v)               all royalties and other payments, including any unreimbursed Patent Costs, accrued or due to Wistar as of the termination or expiration date shall become immediately payable.  Notwithstanding the foregoing, after the effective date of termination of this Agreement, unless for breach by Company, Company and its Sublicensees may, for a period of six (6) months, sell all Licensed Products existing at the time of such termination or expiration, and complete Licensed Products in the process of manufacture at the time of such termination or expiration and sell the same, provided that Company shall comply with, and cause its Sublicensees to comply with, all of the terms of this Agreement, including, (a) Company shall pay to Wistar the running royalties and other payments as required hereinabove in Article 3, (b) insurance requirements as described in Section 6.5, and (c) Company shall submit the reports required by Section 3.8 hereof.

9.6                       Disposition of Company Developments.  In the event this Agreement is terminated, Wistar’s financial interest in and to the Licensed Patents may be harmed, due to lost patent term and other factors.  Therefore, in the event of termination of this Agreement prior to expiration of the Term, Company shall:

(i)                 provide Wistar with access to and, at Wistar’s request, deliver to Wistar all documents, filings, data and other information in Company’s possession relating to any of the Licensed Patents or Licensed Products, including all records required by regulatory authorities to be maintained with respect to Licensed Products, all regulatory filings, approvals, reports, records, correspondence and other regulatory materials (including any related to reimbursement or pricing approvals), and all documents, data and other information related to Clinical Trials and other studies of Licensed Products (collectively, “Documentation and Approvals”); and

(ii)               permit Wistar and its licensees and sublicensees to utilize, reference, cross reference, incorporate in applications and filings, and otherwise have the benefit of all Documentation and Approvals.; and

(iii)             provide to Wistar a copy of, and grant Wistar on mutually agreed terms a non-exclusive royalty-based, fully paid-up, perpetual, irrevocable, sublicensable license to, all patents and applications of Company and its Affiliates that improve or are otherwise related to the Licensed Patents or that cover a Licensed Product (“Company IP”).  Wistar shall be free to use Company IP in the course of developing Licensed Products and/or otherwise exploiting the Licensed Patents, including licensing such rights to third parties.

9.7                       Provisions Surviving Termination or Expiration.  Company’s obligation to pay any amounts accrued but unpaid, and to discharge any obligations or responsibilities arising, prior to expiration or earlier termination of this Agreement shall survive such termination or expiration.  In addition, Sections 2.2.1, 3.10, 4.5.3, 7.1.6, 7.2, 9.2(viii), 9.3 9.4, 9.5, 9.6, 9.7, 9.8, 10.3, 10.4 and 10.9 and Articles 1, 6 and 8, the defined terms and provisions used or referenced therein, and any other provisions required to interpret the rights and obligations of the parties arising prior to the termination or expiration date shall survive expiration or termination of this Agreement.

9.8                       Right to Payment Accrues During Term of Agreement.  Whenever a payment to Wistar with respect to sales of any Licensed Product is provided for in this Agreement, the right of Wistar to such payment shall accrue at the time such product is manufactured or produced during the Term of this Agreement.  Therefore any inventory or stocks of such products existing prior to the expiration or earlier termination of this Agreement but sold thereafter shall generate payment to Wistar in accordance with the applicable percentage or other method for determining the amount of such payment provided in this Agreement.  In such cases, Company shall promptly remit payment to Wistar after the receipt of consideration from sale of such products.

Article 10 - ADDITIONAL PROVISIONS

10.1                   Assignment.

10.1.1.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted assigns and successors in interest.  Except as expressly permitted in this Agreement, Company shall not assign, delegate or subcontract any of its rights or obligations under this Agreement without the prior written consent of Wistar.

10.1.2.  No such consent shall be required to assign this Agreement to a successor in connection with a merger or consolidation of Company, or to the purchaser of all or substantially all the assets of Company, provided that:  (i) Company is not in breach of this Agreement; (ii) such successor or purchaser shall agree in writing to be bound by the terms and conditions hereof prior to such assignment; (iii) Company shall provide Wistar with evidence to demonstrate that such successor or purchaser has or is likely to acquire, in a reasonable period of time, capital and personnel resources sufficient to fulfill the obligations it is assuming hereunder; (iv) Company shall notify Wistar in writing of any assignment and provide a copy of all assignment documents (pursuant to which such transferee shall have agreed in writing to be bound by the terms and conditions of this Agreement) to Wistar within thirty (30) days of assignment; and (v) ***.

10.1.3.  Failure of an assignee to agree to be bound by the terms hereof or failure of Company to notify Wistar and provide copies of assignment documentation shall be grounds for termination of this Agreement for default.  Any attempted assignment in contravention of this Section 10.1 shall be null and void. No assignment shall relieve Company of any obligation it has accrued prior to such assignment.

10.2                   No Waiver.  A waiver by either party of a breach or violation of any provision of this Agreement shall not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

10.3                   Independent Contractor.  Nothing herein shall be deemed to establish a relationship of principal and agent between Wistar and Company, nor any of their Sublicensees, Affiliates, agents or employees for any purpose whatsoever.  This Agreement shall not be construed as constituting Wistar and Company, or Wistar and any Sublicensees, as partners, or as creating any other form of legal association or arrangement which could impose liability upon one party for the act or failure to act of the other party.

10.4                   Notices.  Any notice given under this Agreement shall be in writing and shall be deemed delivered when sent by prepaid, express, first class, certified or registered mail, or by overnight courier, with confirmed receipt, addressed to the parties as follows (or at such other addresses as the parties may notify each other in writing):

If to Wistar:

The Wistar Institute

3601 Spruce Street

Philadelphia, PA  19104

Attn:  Office of Business Development

With a copy to:  Attn:  Vice President, General Counsel, Secretary and Government Relations

If to Company:

Certainty Therapeutics, Inc.

3150 Almaden Expressway,

Suite 250, San Jose, California 95118

Attn:  Amit Kumar, Chief Executive Officer

10.5                   Entire Agreement.  This Agreement, together with the Equity Documents, embodies the entire understanding between the parties relating to the subject matter hereof and supersedes the Option and all prior understandings and agreements, whether written or oral.  This Agreement may not be varied except by a written document signed by duly authorized representatives of both parties.

10.6                   Severability.  Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or unenforceability of any of the terms of this Agreement in any other jurisdiction.

10.7                   Headings; Interpretation.  Any article and section headings and captions used in this Agreement are for convenience of reference only and shall not affect its construction or interpretation. The words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation.”  The parties acknowledge that each party has read and negotiated the language used in this Agreement.  Because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.

10.8                   No Third Party Benefits.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their permitted assigns, any benefits, rights or remedies.

10.9                   Disputes; Governing Law; Jurisdiction; Arbitration.

10.9.1.  In the case of any dispute, claim, question or disagreement arising out of or relating to this Agreement, or the parties’ activities hereunder, including any question regarding the existence, validity or termination of this Agreement, the parties shall use all reasonable efforts to settle such dispute, claim, question or disagreement by amicable agreement, including by escalation to the President and Chief Executive Officer of Wistar and Chief Executive Officer of Company, if necessary, prior to commencement of arbitration.

10.9.2.  This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law principles.  Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by  the arbitrator(s) may be entered in any court having jurisdiction thereof.

10.10               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

THE WISTAR INSTITUTE OF ANATOMY AND BIOLOGY		CERTAINTY THERAPEUTICS, INC.
By:	/s/ Heather A. Steinman	By:	/s/ Amit Kumar
	Heather A. Steinman, Ph.D., M.B.A.	Name: Amit Kumar Title: Chief Executive Officer
Vice President, Business Development and Executive Director, Technology Transfer
Date:	November 9, 2017	Date:	November 13, 2017

LICENSE AGREEMENT

BETWEEN

THE WISTAR INSTITUTE OF ANATOMY AND BIOLOGY

AND

CERTAINTY THERAPEUTICS, INC.

INDEX OF SCHEDULES

Schedule I – Licensed Patents

Schedule II – Quarterly Report

Schedule I

Licensed Patents

Inventors	Serial No.	App. Type	File Date	Title
Alfredo Perales-Puchalt, Jose Conejo-Garcia	62/059,068	PPA1	10/02/2014	Methods and Compositions for Treating Cancer
Alfredo Perales-Puchalt, Jose Conejo-Garcia	62/202,824	PPA2	8/08/2015	Methods and Compositions for Treating Cancer
Alfredo Perales-Puchalt, Jose Conejo-Garcia	PCT/US2015/053128 Pub No. WO 2016/054153	PCT	9/30/2015 Pub Date: 4/07/2016	Methods and Compositions for Treating Cancer
Alfredo Perales-Puchalt, Jose Conejo-Garcia	US15/515,442 Pub No. US 2017/0226176 A1	US National Phase	9/30/2015 (5/29/2017) Pub Date: 8/10/2017	Methods and Compositions for Treating Cancer
Alfredo Perales-Puchalt, Jose Conejo-Garcia	15847792.7 Pub No. EP2300815A	Europe National Phase	9/30/2015 (4/29/2017) Pub Date: 8/09/2017	Methods and Compositions for Treating Cancer
Alfredo Perales-Puchalt, Jose Conejo-Garcia	201580065382.9 Pub No. CN 106999552	China National Phase	9/30/2015 (6/01/2017) Pub Date: 8/01/2017	Methods and Compositions for Treating Cancer

Schedule II

Quarterly Report

Per Section 3.8 of this Agreement, reports shall include at least the following, on a Licensed Product-by-Licensed Product and country-by-country basis:

A.                the numbers or quantity of each Licensed Product sold by Company, its Affiliates and each Sublicensee during the Calendar Quarter;

B.                 the gross amount billed and actually collected by Company, its Affiliates and Sublicensees for Licensed Products, and an accounting of any non-monetary consideration for each Licensed Product sold by Company, its Affiliates and each Sublicensee during the Calendar Quarter;

C.                deductions applicable to the sale of each Licensed Product during the Calendar Quarter, as provided in the definition of Net Sales;

D.                average sale price during the Calendar Quarter;

E.                 exchange rates used for currency conversion under Section 3.9.2 for the Calendar Quarter and the basis and methodology used;

F.                 total royalties due to Wistar under Section 3.2.1 for the Calendar Quarter, as well as a detailed accounting of how such payments were calculated;

G.                milestone payments due to Wistar;

H.                Minimum Annual Royalties and maintenance fees due to Wistar;

I.                   names and addresses of all Sublicensees of Company during the Calendar Quarter;

J.                  Non-Royalty Sublicensing Income received during the Calendar Quarter from each Sublicensee, identifying the types of payment as further described in the definition of Non-Royalty Sublicensing Income;

K.                description and product codes, or other Company identifier, of each Licensed Product sold during the Calendar Quarter; and

L.                 a list of countries in which a First Commercial Sale occurred in the Calendar Quarter.